Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 5, 2026 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its first quarter ended December 27, 2025.

Net income for the first quarter of fiscal 2026 was $45.8 million, or $0.69 per Common Unit, compared to net income of $19.4 million, or $0.30 per Common Unit, for the first quarter of fiscal 2025. Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA, as defined and reconciled below) for the first quarter of fiscal 2026 improved $8.1 million, or 10.8%, to $83.4 million, compared to the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The fiscal 2026 heating season is off to a solid start, driven by cooler average temperatures in the Northeast, Mid-Atlantic and Midwest regions of our operating footprint, along with continued positive trends in our customer base growth and retention initiatives, which together enabled us to deliver a 4.2% increase in volumes sold compared to the prior year first quarter. The strong volumes, combined with effective selling price and expense management, contributed to an increase of nearly 11.0% in Adjusted EBITDA for the quarter. As colder weather and extreme storms have swept across much of the eastern half of the country in recent weeks, our operations personnel are well prepared and working tirelessly to safely meet customer demand.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, average daily RNG injection for the first quarter improved compared to the prior sequential quarter and prior year first quarter due to an increase in facility uptime and from the operational enhancements implemented at our production facility in Stanfield, Arizona. We also started the commissioning process for our newly-constructed anaerobic digester facility in Upstate New York during December 2025, and made substantial progress on the construction of our gas upgrade equipment at our existing anaerobic digestion facility in Columbus, Ohio.”

Concluding his remarks, Mr. Stivala stated, “During the quarter, we also advanced our long-term strategic growth plans with the acquisition of two well-run propane businesses in California, progressing our capital projects to grow RNG production, and strategically refinancing our 2027 senior notes at an attractive rate and long-dated tenor. We continue to focus on disciplined investments in growth, while maintaining balance sheet strength and flexibility.”

Retail propane gallons sold in the first quarter of fiscal 2026 of 110.2 million gallons increased 4.2% compared to the prior year, primarily due to the impact of colder temperatures across much of the eastern half of the United States on heat-related demand and contributions from the Partnership’s recent acquisitions, which more than offset considerably warmer temperatures in the West and incremental volumes in the prior year first quarter in the aftermath of Hurricanes Helene and Milton in the Southeast. Average temperatures (as measured by the number of heating degree days reported by the National Oceanic and Atmospheric Administration) across all of the Partnership’s service territories during the first quarter of fiscal 2026 were 6% warmer than normal and 6% cooler than the prior year first quarter. Notably, average temperatures in the East were in line with normal and 12% cooler than the prior year first quarter, whereas average temperatures in the West were 24% warmer than normal and 11% warmer than the prior year first quarter.

Average propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2026 decreased 14.0% compared to the prior year first quarter. Total gross margin of $239.5 million for the fiscal 2026 first quarter increased $13.4 million, or

5.9%, compared to the prior year first quarter. Gross margin for the first quarter of fiscal 2026 included a $0.9 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $3.6 million unrealized gain in the prior year first quarter. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the mark-to-market adjustments, total gross margin increased $16.1 million, or 7.2%, compared to the prior year first quarter, primarily due to higher propane volumes sold, and an increase in propane unit margins of $0.08 per gallon, or 4.1%.

Combined operating and general and administrative expenses of $155.0 million for the first quarter of fiscal 2026 increased $5.0 million, or 3.4%, compared to the prior year first quarter, primarily due to higher payroll and benefit-related expenses, overtime and other variable operating costs to support the increase in customer demand, as well as higher variable compensation expense associated with the increase in earnings.

In December 2025, the Partnership strategically refinanced its previously outstanding $350.0 million of 5.875% senior notes due 2027 with net proceeds from the issuance of new 6.50% senior notes due 2035 totaling $350.0 million and borrowings under its revolving credit facility. The refinancing extends weighted average debt maturities by nearly three years and provides additional financial flexibility.

During the first quarter of fiscal 2026, the Partnership acquired two well-run propane businesses in strategic markets in California for total consideration of $24.0 million, inclusive of non-compete payments. The acquisitions, along with seasonal working capital, growth capital expenditures for the RNG facilities, and costs associated with the refinancing of the Partnership’s 2027 senior notes were funded with net borrowings of $115.4 million under the revolving credit facility and net proceeds of $3.1 million from the issuance of Common Units under the At-the-Market equity program. The Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the twelve-month period ended December 27, 2025 was 4.57x, compared to 4.99x for the twelve-month period ended December 28, 2024.

As previously announced on January 22, 2026, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended December 27, 2025. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on February 10, 2026 to Common Unitholders of record as of February 3, 2026.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 750 locations across 42 states.

Suburban Propane is supported by three core pillars: (1) Suburban Commitment to Excellence – showcasing Suburban Propane’s almost 100-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting propane and renewable propane as versatile, low-carbon energy solutions and investing in the next generation of innovative, renewable energy alternatives.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;

•
The impact of climate change and potential climate change legislation on the Partnership and demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The impact on the price and supply of propane, renewable propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
Economic volatility and downturns, including as a result of tariffs and trade conflict and uncertainty;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
•
The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•
The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
•
The impact of changes in applicable laws and government regulations, or their interpretations, including those relating to the environment and climate change, permitting, human health and safety, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law and changed priorities of the U.S. presidential administration, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•
The impact of legal risks and proceedings on the Partnership’s business;
•
The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
•
The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
•
The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
•
Risks relating to the Partnership’s plans to diversify its business;

•
Risks related to the Partnership’s current and future debt obligations that may limit its ability to make distributions to Unitholders, as well as its financial flexibility;
•
The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2025 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 27, 2025 and December 28, 2024

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 27, 2025	December 28, 2024
Revenues
Propane	$326,390	$330,283
Fuel oil and refined fuels	18,167	17,661
Natural gas and electricity	5,899	6,053
All other	19,930	19,332
	370,386	373,329

Costs and expenses
Cost of products sold	130,839	147,162
Operating	127,159	123,153
General and administrative	27,873	26,853
Depreciation and amortization	16,864	17,099
	302,735	314,267

Operating income	67,651	59,062

Loss on debt extinguishment	1,183	—
Interest expense, net	19,756	19,612
Other, net	701	19,467

Income before provision for income taxes	46,011	19,983
Provision for income taxes	231	563

Net income	$45,780	$19,420

Net income per Common Unit - basic	$0.69	$0.30
Weighted average number of Common Units outstanding - basic	66,259	64,497

Net income per Common Unit - diluted	$0.69	$0.30
Weighted average number of Common Units outstanding - diluted	66,470	64,756

Supplemental Information:
EBITDA (a)	$82,631	$56,694
Adjusted EBITDA (a)	$83,405	$75,301
Retail gallons sold:
Propane	110,165	105,739
Refined fuels	4,537	4,367
Capital expenditures:
Maintenance	$6,113	$4,618
Growth	$13,692	$19,225

(more)

(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 27, 2025	December 28, 2024
Net income	$45,780	$19,420
Add:
Provision for income taxes	231	563
Interest expense, net	19,756	19,612
Depreciation and amortization	16,864	17,099
EBITDA	82,631	56,694
Loss on debt extinguishment	1,183	—
Equity in losses and impairment charges for investments in unconsolidated affiliates	521	22,241
Unrealized non-cash (gains) on changes in fair value of derivatives	(930)	(3,634)
Adjusted EBITDA	$83,405	$75,301

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.